Exhibit 23
Consent of Independent Registered Public Accounting Firm
To the Pension Committee
The Andersons, Inc. Retirement Savings Investment Plan
We consent to incorporation by reference in the registration statement (No. 333-53137) on Form S-8 of our report dated May 11, 2006 appearing on the annual report Form 11-K of The Andersons, Inc. for the year ended December 31, 2005.
/s/ Plante & Moran, PLLC
Toledo, Ohio
June 24, 2006